Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2024

McLean, VA, February 11, 2025: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first quarter ended December 31, 2024. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2024	September 30, 2024	Change	% Change
Total investment income	$21,960	$23,714	$(1,754)	(7.4)%
Total expenses, net of credits	(10,736)	(12,759)	2,023	(15.9)

Net investment income	11,224	10,955	269	2.5
Net investment income per common share	0.50	0.50	0.00	0.0
Cash distribution per common share	0.90	0.50	0.40	80.0
Net realized gain (loss)	57,814	214	57,600	NM
Net unrealized appreciation (depreciation)	(41,892)	20,767	(62,659)	(301.7)
Net increase (decrease) in net assets resulting from operations	26,975	31,817	(4,842)	(15.2)
Weighted average yield on interest-bearing investments	13.1%	14.0%	(0.9)%	(6.4)
Total invested	$151,616	$28,527	$123,089	431.5
Total repayments and net proceeds	165,343	12,638	152,705	NM

As of:	December 31, 2024	September 30, 2024	Change	% Change
Total investments, at fair value	$799,497	$796,260	$3,237	0.4%
Fair value, as a percent of cost	98.0%	103.3%	(5.3)%	(5.1)
Net asset value per common share	$21.51	$21.18	$0.33	1.6

NM – not meaningful

First Fiscal Quarter 2025 Highlights:

•	Portfolio Activity: Invested $107.2 million in six new portfolio companies and $44.5 million in existing portfolio companies.

•	Realized Gains/Distributions: Delivered net realized gains of $57.8 million for the quarter which supported a supplemental cash distribution of $0.40 per common share.

•	Net Asset Value per Share: Increased $0.33 per share on $15.9 million net investment appreciation.

•	Portfolio Mix: Reinvestment of equity gains increased debt investments by $45.2 million over the prior quarter including raising secured first lien assets to 73.4% of debt investments at fair value.

First Fiscal Quarter 2025 Results:

Total investment income decreased by $1.8 million, or 7.4%, for the quarter ended December 31, 2024, compared to the prior quarter ended September 30, 2024, driven by a $2.1 million decrease in interest income. The decrease in interest income was driven primarily by a decrease in the weighted average yield on our interest-bearing investments and a decrease in the weighted average principal balance of our interest-bearing investments. The weighted average yield decreased to 13.1% during the quarter ended December 31, 2024 as compared to 14.0% during the quarter ended September 30, 2024. The weighted average principal balance of our interest-bearing investment portfolio decreased to $642.4 million during the quarter ended December 31, 2024 as compared to $659.5 million during the quarter ended September 30, 2024.

Total expenses decreased by $2.0 million, or 15.9%, quarter over quarter primarily due to a $1.6 million decrease in the net base management fee, driven by increased investment banking fee credits to the base management fee from increased deal originations.

Net investment income for the quarter ended December 31, 2024 was $11.2 million, or $0.50 per share.

The net increase in net assets resulting from operations was $27.0 million, or $1.21 per share, for the quarter ended December 31, 2024, compared to $31.8 million, or $1.46 per share, for the quarter ended September 30, 2024. The current quarter increase in net assets resulting from operations was primarily driven by $57.8 million of net realized gain recognized during the quarter.

Subsequent Events: Subsequent to December 31, 2024, the following significant events occurred:

•	Portfolio Activity:

•	In January 2025, our $20.6 million debt investment in Fix-It Group, LLC paid off at par. We also received a $0.1 million prepayment penalty.

•

In January 2025, our $5.4 million debt investment in Sokol and Company, LLC (“Sokol”) paid off at par. Additionally, in February 2025, we received $5.8 million related to the partial sale of our common equity investment in Sokol.

•	In February 2025, we invested $18.9 million in a food processor and distribution business through secured second lien debt and common equity.

•	In February 2025, we invested $19.4 million in Viron International, LLC through secured first lien debt and common equity.

•	Distributions and Dividends Declared:

•	In January 2025, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
January 24, 2025	January 31, 2025	$0.165
February 19, 2025	February 28, 2025	0.165
March 19, 2025	March 31, 2025	0.165

	Total for the Quarter	$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
January 27, 2025	February 5, 2025	$0.130208
February 25, 2025	March 5, 2025	0.130208
March 26, 2025	April 4, 2025	0.130208

	Total for the Quarter	$0.390624

Comments from Gladstone Capital’s President, Bob Marcotte: “The exit of our largest investment position generated a material realized gain, which supported the supplemental cash distribution paid, increased our NAV per share and lifted our ROE to the top of our peer group. Additionally, the surge in investment originations for the quarter, while maintaining our underwriting and pricing discipline, bolstered our NII via closing fees and will enhance our net interest margin and earnings available for cash distributions in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, February 12, 2025, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 19, 2025. To hear the replay, please dial (877) 660-6853 and use playback conference number 13750254. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2024, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.